EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Geron Corporation for the registration of debt securities, common stock, preferred stock and warrants to purchase debt securities, common stock or preferred stock and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements of Geron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP

Palo Alto, California
May 4, 2004